Vicor Corporation Receives Anticipated Notice From Nasdaq

ANDOVER, MA -- 11/15/2007 -- Vicor Corporation (NASDAQ: VICR) today announced that it received an additional Nasdaq Staff Determination Letter on November 13, 2007 indicating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with Nasdaq for continued listing. As anticipated, the letter was issued in accordance with Nasdaq's procedures as a result of the delayed filing of the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2007.

As previously disclosed, Nasdaq initially informed the Company on August 15, 2007 that its securities would be delisted due to the Company's delay in filing its Quarterly Report on Form 10-Q for the three months ended June 30, 2007 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. The Company subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"). The Panel rendered its decision on November 2, 2007, as previously disclosed, granting the Company's request to give the Company until January 31, 2008 to file its past due Form 10-Q for the quarter ended June 30, 2007 and regain compliance with Nasdaq's listing requirements. The Company intends to make a submission to the Panel to address the delayed filing of its third quarter Form 10-Q. Pending a decision by the Panel, the Company's shares will continue to be listed on the Nasdaq Global Select Market. There can be no assurance that the Panel will grant the Company's request for continued listing.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the continued listing of the Company's common stock on the Nasdaq Global Select Market, regulatory review of the Company's continued listing, statements relating to the status of the preparation of financial statements, and the preliminary nature of the information contained in the press release, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors. In addition, the review by the Nasdaq Listing Qualification Panel and its possible conclusions may adversely affect the Company.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439